FUND OF FUNDS INVESTMENT AGREEMENT

This Investment Agreement (the “Agreement”), dated as of December 15, 2021 is between Northern Lights Fund Trust, a statutory trust organized under the laws of the State of Delaware (the “Acquiring Trust”), on behalf of each of its separate series listed on Schedule A (each, an “Acquiring Fund,” and collectively, the “Acquiring Funds”), severally and not jointly, and each registrant identified on Schedule B (each, an "Acquired Company"), on behalf of itself and its respective series identified on Schedule B, severally and not jointly (each, an "Acquired Fund" and collectively the "Acquired Funds" and together with the Acquiring Funds, the "Funds"), severally and not jointly, and shall become effective on January 19, 2022.

WHEREAS, each of the Acquiring Funds and the Acquired Funds are investment companies that are registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section

12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies.

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Funds may, from time to time, invest in shares of the Acquired

Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, each of the Acquiring Funds and the Acquired Funds desires to set forth the following terms pursuant to which each of the Acquiring Funds may invest in each of the Acquired Funds in reliance on the Rule.

1. Terms of Investment

(a) Prior to an Acquiring Fund’s initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, the investment adviser of the Acquired Fund (the “Acquired Fund Adviser”) shall evaluate the material terms of the Acquiring Fund’s investment in the Acquired Fund (the “Material Terms”), including, at a minimum, but not limited to: (i) the scale of contemplated investments by the Acquiring Fund and any maximum investment limits; (ii) the anticipated timing of redemption requests by the Acquiring Fund; (iii) whether, and under what circumstances, the Acquiring Fund will provide advance notification of investment and redemptions; and (iv) the circumstances under which the Acquired Fund may elect to satisfy redemption requests in kind rather than in cash and the terms of any redemptions in kind; and shall find that any undue influence concerns associated with the Acquiring

Fund’s investment in the Acquired Fund is reasonably addressed.

(b) In order to help reasonably address the risk of undue influence on the Acquired Funds by the Acquiring Funds, each of the Acquiring Funds and each of the Acquired Funds agree to the following Material Terms regarding each Acquiring Fund’s investment in an Acquired Fund necessary to make the required finding:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to provide advance notification of redemption requests to the Acquired Fund and to spread large redemption requests over multiple days, whenever practicable. For large redemptions, over 5% of the Acquired Fund’s total assets, Acquiring Fund will provide 3 business days’ notice to the Acquired Fund. For redemptions over 10% of the Acquired Fund’s total assets, Acquiring Fund will provide 6 business days’ notice to the Acquired Fund. For redemptions over 20% of the Acquired Fund’s total assets, Acquiring Fund will provide 10 business days’ notice to the Acquired Fund.

(iii) Scale of investment. The Acquiring Fund will use reasonable efforts to limit the amount of Acquired Fund shares it owns to no more than 25% of the Acquired Fund’s assets. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquiring Fund shall be entitled to rely on information regarding the Acquired Fund’s assets provided by the Acquired Fund.

(iv) Control analysis. At such time as any Acquiring Fund’s investment in an Acquiring Fund exceeds any of the limits of Section 12(d)(1) of the 1940

Act, the Acquiring Fund will provide to the Acquired Fund a list of the affiliates (as defined under the 1940 Act) of the Acquiring Fund and the investment adviser to the Acquiring Fund (the “Acquiring Fund Adviser”) and of any investment sub-adviser, if applicable. Thereafter, each Acquiring Fund will notify the Acquired Fund of any change to the list of affiliates as soon as reasonably practicable after such change occurs.

(c) Prior to an Acquiring Fund’s initial acquisition of shares of an Acquired Fund in excess of the limits of Section 12(d)(1)(A), the investment adviser of the Acquiring Fund (each, an “Acquiring Fund Adviser”) shall evaluate at a minimum the complexity of the structure of the Acquiring Fund’s investment in the Acquired Fund and the fees and expenses associated with the Acquiring Fund’s investment in the Acquired Fund, and find that the fees and expenses of the Acquiring Fund do not duplicate the fees and expenses of the Acquired Fund.

(d) In order to assist the Acquiring Fund Adviser with assessing the impact of fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund and any other information reasonably requested by the Acquiring Fund in order for the Acquiring Fund to make its finding required under the Rule.

2. Representations and Obligations of the Acquired Fund

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquired Fund; (ii) to comply with its obligations under this Agreement; (ii) provide the Acquiring Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquiring Fund under the Rule; and (iii) to promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3. Representations and Obligations of the Acquiring Fund

(a) In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquiring Fund; (ii) to comply with its obligations under this Agreement; (iii) to participate in the proposed transactions in a manner that addresses the concerns underlying the Rule during such periods when it is investing in reliance on the Rule and this Agreement; (iv) that investments in the Acquired Fund will be consistent with the investment policies set forth in the Acquiring Fund’s registration statement; (v) provide the Acquired Fund on a timely basis with any updates to information previously provided under this Agreement that could materially impact the required findings made by the Acquired Fund under the Rule; and (iv) to promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.

(b) The Acquiring Fund or the Acquiring Fund Adviser or persons controlling, controlled by, or under common control with the Acquiring Fund Adviser (the “Advisory Group”), or any investment sub-adviser or person controlling, controlled by, or under common control with an investment sub-adviser to the Acquiring Funds (the “Sub-Advisory Group”) will not individually or in the aggregate acquire more than 25% of the voting securities of any Acquired Fund or otherwise control any Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act. If, as a result of a decrease in the outstanding voting securities of any Acquired Fund, the Acquiring Fund and its Advisory Group or its Sub-Advisory Group, each in the aggregate, becomes a holder of more than 25% of the outstanding voting securities of an Acquired Fund, it will vote its shares in the same proportion as the vote of all other holders of the shares of such

Acquired Fund.

4. Indemnification

(a) Each Acquiring Fund agrees to hold harmless and indemnify the applicable Acquired Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquiring Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquired Fund to such Acquiring Fund pursuant to terms and conditions of the Agreement.

(b) Each Acquired Fund agrees to hold harmless and indemnify the applicable Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or Claims asserted against the Acquiring Fund, including any of its principals, directors or trustees, officers, employees and agents, to the extent such Claims result from a violation or alleged violation by the Acquired Fund of any provision of this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that occur directly as a result of incomplete or inaccurate information provided by the Acquiring Fund to such Acquired Fund pursuant to terms and conditions of this Agreement.

5. Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement and the Rule shall be in writing and shall be delivered to the contact identified below by (i) overnight courier, (ii) registered or certified mail, or (iii) electronic mail. All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof.

If to an Acquiring Fund: Northern Lights Fund Trust

c/o Gemini Fund Services

80 Arkay Drive, Suite 110

Hauppauge, NY 11788

Email: sshearer@ultimusfundsolution.com

Tel: 631-470-2633

With a copy to:

Pacific Financial Group, LLC Attn: Portfolio Management Dept.

11624 SE 5th St. Suite 100

Bellevue, WA 98005

Email: JenniferE@TPFG.com

Tel: 425-201-3948

If to an Acquired Fund:

BNY Mellon Investment Adviser, Inc. Legal Department c/o Deirdre Cunnane

240 Greenwich Street

New York, NY 10286

Email: deirdre.cunnane@bnymellon.com

Tel: 212-922-6039

6. Termination; Governing Law

(a) This Agreement will continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section

12(d)(1)(A) limits.

(b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof.

7. Miscellaneous

(a) This Agreement shall be effective for the duration of the Acquired Funds' and the Acquiring Funds' reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in the Funds made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(a).

(b) This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(c) Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(d) With the exception of Schedules A and B, no amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(f) In any action involving an Acquired Fund or an Acquiring Fund under this Agreement, each Acquiring Fund or Acquired Fund agrees to look solely to the individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds or Acquired Funds.

(g) The parties are hereby put on notice that no director/trustee, officer, employee, agent or shareholder of the Funds shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Funds.

(h) This Agreement constitutes the entire agreement of the parties with respect to Section 12(d)(1) of the 1940 Act and the Rule thereunder. This Agreement supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to this subject matter.

8. Use of Name

(a) Each Acquiring Company hereby consents to the use of its name, the name of each Acquiring Fund and the names of their affiliates in the Acquired Funds' disclosure documents, shareholder communications, advertising, sales literature and similar communications. No Acquiring Fund shall use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of an Acquired Company, an Acquired Fund, or any of their affiliates in its disclosure documents, shareholder communications, advertising, sales literature and similar communications unless it first receives prior written approval of the relevant Acquired Fund and its investment adviser.

(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

9. Termination of Prior Agreements

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Fund and an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the "Prior Section 12 Agreements"). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NORTHERN LIGHTS FUND TRUST on behalf of each of the Acquiring Funds listed on Schedule A

By: Name: Title:	Digitally signed by Stephanie Shearer Date: 2022.01.06 12:12:00 -05'00'

Each of the Acquired Funds listed on Schedule B

By: Name: Title:	/s/ James Windels James Windels Treasurer

Acknowledged:

Acquiring Fund Adviser:

By:

Pacific Financial Group, LLC

Acquired Fund Adviser:

_________________ By: James Bitetto, Secretary

BNY Mellon Investment Adviser, Inc.

SCHEDULE A

List of Acquiring Funds

PFG BNY Mellon Diversifier Strategy Fund

SCHEDULE B

List of Acquired Funds

BNY Mellon Advantage Funds, Inc.

- BNY Mellon Global Real Return Fund

- BNY Mellon Opportunistic Midcap Value Fund

BNY Mellon Absolute Insight Funds, Inc.

- BNY Mellon Core Plus Fund

BNY Mellon Funds Trust

- BNY Mellon Income Stock Fund

BNY Mellon Appreciation Fund, Inc.

BNY Mellon Investment Funds II, Inc.

- BNY Mellon Global Emerging Markets Fund

BNY Mellon Investment Funds I

- BNY Mellon Small/Mid Cap Growth Fund

- BNY Mellon Global Fixed Income Fund

BNY Mellon Investment Funds IV, Inc.

- BNY Mellon Floating Rate Income Fund

BNY Mellon Investment Funds III

- BNY Mellon Global Equity Income Fund

- BNY Mellon High Yield Fund

- BNY Mellon International Bond Fund

BNY Mellon Opportunity Funds

- BNY Mellon Natural Resources Fund

BNY Mellon Research Growth Fund, Inc.

BNY Mellon Stock Funds

- BNY Mellon International Core Equity Fund

- BNY Mellon International Small Cap Fund

BNY Mellon Sustainable U.S. Equity Fund, Inc.

BNY Mellon Funds, Inc.

- BNY Mellon International Stock Fund

BNY Mellon Investment Funds V, Inc.

- BNY Mellon Global Real Estate Securities Fund